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                                                                     EXHIBIT 5.1



                             MORRISON & FOERSTER LLP
                              Palo Alto, California





                               September 30, 1999


PLX Technology, Inc.
390 Potrero Avenue
Sunnyvale, California  94086

Ladies and Gentlemen:

               We have examined the Registration Statement on Form S-8 to be filed by PLX Technology, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,500,000 shares of the Company's Common Stock, $.001 par value (the "Plan Shares") which will be issuable under the PLX Technology, Inc. 1998 Stock Incentive Plan and 1999 Stock Incentive Plan (collectively, the "Plans").

               As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the assumption of the Plans and the authorization of the issuance of the shares of Common Stock under the Plans and such documents as we have deemed necessary to render this opinion.

               Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

        We consent to the use of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ Morrison & Foerster LLP



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